Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 18, 2018

Registration Statement No. 333-221438

PRICING TERM SHEET

Junior Subordinated Notes due 2078 (the “Notes”)

Issuer:	Buckeye Partners, L.P.

Ratings:*	Ba1 / BB / BB

Trade Date:	January 18, 2018

Settlement Date:	January 22, 2018 (T+2)

Maturity Date:	January 22, 2078

Note Type:	Junior Subordinated Notes

Legal Format:	SEC Registered

Principal Amount:	$400,000,000

Price to Public:	99.474% of the principal amount of the Notes

Re-offer Yield:	6.500%

Interest Rate During Fixed Rate Period:	6.375% up to, but not including, January 22, 2023

Interest Payment Dates During Fixed Rate Period:	Semi-annually in arrears on each January 22 and July 22, commencing July 22, 2018 and ending on January 22, 2023

Interest Rate During Floating Rate Period:	From, and including, January 22, 2023, at a floating rate based on three month LIBOR, plus 402 basis points, reset quarterly

Interest Payment Dates During Floating Rate Period:	Quarterly in arrears on January 22, April 22, July 22 and October 22 of each year, beginning April 22, 2023

Day Count Convention:	Fixed Rate Period: 360-day year consisting of twelve 30-day months

Floating Rate Period: Actual number of days elapsed during each interest period and a 360-day year

Optional Deferral:	Up to 10 consecutive years per deferral

Optional Redemption:	Redeemable, in whole or in part, on or after January 22, 2023 at 100% of the principal amount of the Notes, plus any accrued and unpaid interest

Call for Tax Event:	Prior to January 22, 2023, at any time at 100% of the principal amount of the Notes, plus any accrued and unpaid interest

Call for Rating Agency Event:	Prior to January 22, 2023, at any time at 102% of the principal amount of the Notes, plus any accrued and unpaid interest

CUSIP:	118230 AS0

ISIN:	US118230AS00

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision of withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.